As filed with the Securities and Exchange Commission on June 7, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VICOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-2742817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Frontage Road Andover, Massachusetts	01810
(Address of Principal Executive Offices)	(Zip Code)

PICOR CORPORATION

AMENDED AND RESTATED 2001 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

James A. Simms

Corporate Vice President, Chief Financial Officer, Treasurer and Secretary

25 Frontage Road

Andover, Massachusetts

(978) 470-2900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $.01 par value	511,915 shares	$43.75	$22,396,281	$2,789

(1)	Represents the number of shares of common stock, $0.01 par value (“Common Stock”), of Vicor Corporation (the “Registrant”) available for issuance under the Picor Corporation Amended and Restated 2001 Stock Option and Incentive Plan (as amended and restated, the “Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may become subject to the Plan in the event of a stock dividend, reverse stock split, recapitalization, or similar transaction.
(2)	Pursuant to Rule 457(h) and (c) promulgated under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 31, 2018, as reported on the NASDAQ.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference the documents listed in (a) through (d) below, which have been previously filed with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2018; and

(c)	The description of the Company’s Common Stock contained in its registration statement on Form 10, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Reference is made to Section 145(a) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, under Section 145(b) of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that a Delaware corporation is required to indemnify a present or former director or officer against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Unless ordered by a court, a Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 145(a) and 145(b) of the DGCL. Such determination is to be made (i) by the board of directors by a majority vote of directors who are not parties to such action, suit or proceeding, (ii) by a committee of such directors designated by majority vote of such directors, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 102(b)(7) of the DGCL provides that the charter of a Delaware corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, which provision imposes liability on directors for unlawful payments of dividends, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Restated Certificate of Incorporation, as amended, contains a provision permitted by Section 102(b)(7) of the DGCL that generally eliminates the personal liability of each director to the Company and its stockholders for monetary damages for breach of fiduciary duty, unless the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or for engaging in a transaction in which the director derived an improper personal benefit. Such provision does not alter a director’s liability under the federal securities laws. In addition, such provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

The Bylaws of the Company provide that directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law as in effect on the date such Bylaws were adopted or as thereafter amended against all expenses, liabilities and losses reasonably incurred in connection with service for or on behalf of the Company. In general, such indemnification shall continue as to any person who has ceased to be a director or officer of the Company and shall inure to the benefit of such person’s heirs, executors and administrators. The Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall include the right to advancement of expenses prior to the final disposition of a proceeding; provided, however, that such advancement may only be made upon delivery to the Company of an undertaking by such director or officer to repay all amounts so advanced if it shall be determined by a final judicial decision from which there is no right to appeal that such person is not entitled to indemnification.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Certificate of Incorporation, dated February 28, 1990 (1)

3.2	Certificate of Ownership and Merger Merging Westcor Corporation, a Delaware Corporation, into Vicor Corporation, a Delaware Corporation, dated December 3, 1990 (1)

3.3	Certificate of Amendment of Restated Certificate of Incorporation, dated May 10, 1991 (1)

3.4	Certificate of Amendment of Restated Certificate of Incorporation, dated June 23, 1992 (1)

3.5	Bylaws, as amended (2)

5.1	Opinion of Foley & Lardner LLP (including consent of counsel)

10.1	Picor Corporation Amended and Restated 2001 Stock Option and Incentive Plan, as amended and restated

23.1	Consent of KPMG LLP

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

24.1	Powers of Attorney

(1)	Filed as an exhibit to the Company’s Annual Report on Form 10-K filed on March 29, 2001 (File No. 0-18277) and incorporated herein by reference.
(2)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on November 8, 2006 (File No. 0-18277) and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Andover, State of Massachusetts, on June 7, 2018.

VICOR CORPORATION

By:	/s/ Patrizio Vinciarelli
Patrizio Vinciarelli
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 7, 2018.

Signature	Title

/s/ Patrizio Vinciarelli Patrizio Vinciarelli	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ James A. Simms James A. Simms	Corporate Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Claudio Tuozzolo Claudio Tuozzolo	Director

/s/ Samuel J. Anderson Samuel J. Anderson	Director

/s/ Jason L. Carlson Jason L. Carlson	Director

/s/ Estia J. Eichten Estia J. Eichten	Director

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/s/ Liam K. Griffin Liam K. Griffin	Director

/s/ H. Allen Henderson H. Allen Henderson	Director

/s/ Barry Kelleher Barry Kelleher	Director

*By:	/s/ Patrizio Vinciarelli
Patrizio Vinciarelli
Attorney-in-fact

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